Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,755,000	$375.78

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated September 13, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

Equity Index Underlying Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Notes

}	$2,755,000 Autocallable Notes Linked to a Reference Asset consisting of the S&P 500® Index (“SPX”) and the iShares® MSCI Emerging Markets ETF (“EEM”)
}	3-year term
}	Protection from the first 10% of any losses in the Reference Asset
}	Call Premium of 8% per annum
}	Callable annually
}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $976 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$2,755,000	$0	$2,755,000

1See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Autocallable Notes

This pricing supplement relates to a single offering of Autocallable Notes. This offering has the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement, or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF (together, the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	Composed of the S&P 500® Index (“SPX”) (the “index”) and the iShares® MSCI Emerging Markets ETF (“EEM”) (the “index fund”) (each an “Underlying” and together the “Underlyings”).

Call Premium:	8% per annum

Trade Date:	September 13, 2013

Pricing Date:	September 13, 2013

Settlement Date:	September 18, 2013

Final Valuation Date:	September 14, 2016, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Maturity Date:	September 19, 2016. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Feature:	We will automatically call the Notes if the Observation Value on any annual Call Observation Date is at or above the Initial Value.

Call Observation Dates:	September 15, 2014, September 15, 2015 and September 14, 2016 (the Final Valuation Date), each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Payment Dates:	September 18, 2014, September 18, 2015 and September 19, 2016 (the Maturity Date), each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Price:	If the Notes are called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Call Price for the corresponding Call Observation Date. The amount of the Call Price is based upon the Call Premium of 8% per annum.

Call Observation Date	Call Price (per $1,000 Principal Amount Note)	Return on the Notes
September 15, 2014	$1,080	8%
September 15, 2015	$1,160	16%
September 14, 2016 (Final Valuation Date)	$1,240	24%

PS-2

Payment at Maturity:

Unless the Notes are called, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:

■   If the Reference Return on the Final Valuation Date is less than zero but greater than or equal to the Buffer Level, 100% of the Principal Amount.

■   If the Reference Return on the Final Valuation Date is less than the Buffer Level:

$1,000 + [$1,000 × (Reference Return + 10%)].

For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Notes are not called and the Reference Return on the Final Valuation Date is less than the Buffer Level, you may lose up to 90% of the Principal Amount.

Reference Return:	The Reference Return will equal the sum of the following products: each Underlying Return multiplied by its respective Component Weight.

Underlying Return:

For each Underlying, the Underlying Return refers to the return for that Underlying, which reflects the performance of such Underlying, expressed as the percentage change from the Initial Component Value of that Underlying to the Observation Component Value of that Underlying, as follows:

Observation Component Value – Initial Component Value

   Initial Component Value

Initial Component Value:	The Official Closing Value of an Underlying on the Pricing Date, which was 1,687.99 for the index and $41.16 for the index fund.

Observation Component Value:	The Official Closing Value of an Underlying on the applicable Call Observation Date.

Official Closing Value:	With respect to each Underlying, the Official Closing Value on any trading day for such Underlying will be the closing level or closing price, as applicable, of the Underlying as determined by the calculation agent as described under “Payment on the Notes — Official Closing Value” on page PS-4.

Component Weight:	50% with respect to the SPX, and 50% with respect to the RTY

Initial Value:	100

Observation Value:	100 × (1 + Reference Return)

Buffer Level:	-10%

CUSIP/ISIN	40432XKP5/US40432XKP59

Form of Notes:	Book-Entry

Calculation Agent:	HSBC USA Inc. or one of its affiliates.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, the Equity Index Underlying Supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Observation Value on any annual Call Observation Date is at or above the Initial Value. If the Notes are automatically called, investors will receive, on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Call Price for the applicable Call Observation Date. The Call Price is a cash payment reflecting a return equal to the Call Premium of 8% per annum.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment determined as follows:

}	If the Reference Return on the Final Valuation Date is less than zero but greater than or equal to the Buffer Level, 100% of the Principal Amount.

}	If the Reference Return on the Final Valuation Date is less than the Buffer Level:

$1,000 + [$1,000 × (Reference Return + 10%)]

For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Reference Return on the Final Valuation Date is less than the Buffer Level, you may lose up to 90% of the Principal Amount.

PS-4

Official Closing Value

With respect to each Underlying, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the following pages on the Bloomberg Professional® service: for the index, page “SPX <INDEX>”; and for the index fund, page “EEM UP <EQUITY>”, and with respect to the index fund, adjusted by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement. With respect to any of the foregoing, if the value for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer and Reference Sponsor

With respect to the index, S&P Dow Jones Indices LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to the index fund, BlackRock Investments, LLC is the reference issuer.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe the Reference Return on the Final Valuation Date will not be below the Buffer Level, but you are willing to lose up to 90% of the Principal Amount if the Reference Return on that day is less than the Buffer Level.

}	You believe that the Observation Value will be at or above the Initial Value on at least one Call Observation Date, including the Final Valuation Date.

}	You are willing to hold Notes that will be called on any Call Observation Date on which the Observation Value is at or above the Initial Value, or you are otherwise willing to hold the Notes to maturity.

}	You are willing to make an investment whose return is limited to the pre-specified return on any Call Payment Date, which is equal to the relevant Call Premium.

}	You are willing to forgo dividends or other distributions paid on the index fund or on the stocks comprising the index or held by the index fund.

}	You do not seek current income from this investment.

}	You do not seek an investment for which there will be an active secondary market.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Reference Return on the Final Valuation Date will be below the Buffer Level.

}	You believe that the Observation Value will be below the Initial Value on all the Call Observation Dates, including the Final Valuation Date.

}	You seek an investment that provides full return of principal at maturity.

}	You are not willing to make an investment in which you could lose up to 90% of the Principal Amount.

}	You are unable or unwilling to hold Notes that will be called on any Call Observation Date on which the Observation Value is at or above the Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You seek an investment whose return is not limited to the pre-specified return on any Call Payment Date, which is equal to the relevant Call Premium.

}	You prefer to receive the dividends or other distributions paid on the index fund or on the stocks comprising the index or held by the index fund.

}	You seek an investment with current income.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising or held by any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

}	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Reference Return on the Final Valuation Date is less than the Buffer Level. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 90% of the Principal Amount if the value of the Reference Asset falls to zero.

The Notes may be called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you would receive the Call Premium could be as little as twelve months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited.

Your potential gain on the Notes will be limited to the Call Premium applicable to a Call Observation Date, regardless of the appreciation in the Reference Asset, which may be significant. Similarly, because the determination of whether the Notes will be called will be based on the value of the Reference Asset on a limited number of Call Observation Dates prior to the Maturity Date, and because, if the Notes are not called, the Payment at Maturity will be based on the value of the Reference Asset on the last Call Observation Date (i.e., the Final Valuation Date), your return may be adversely affected by a sudden or temporary decrease in the value of the Reference Asset on any or all of the Call Observation Dates. Conversely, you will not benefit from higher value of the Reference Asset at any time during the term of the Notes other than on the Call Observation Dates.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

PS-7

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The amount payable on the notes is not linked to the level of the Reference Asset at any time other than the Coupon Determination Dates and the Final Valuation Date.

The payments on the notes will be based on the Official Closing Level of the Reference Asset on the Coupon Determination Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset is greater than the Coupon Trigger during the term of the Notes other than on a Coupon Determination Date but then drops on a Coupon Determination Date to a level that is equal to or less than the Coupon Trigger, no Contingent Coupon will be payable on the applicable Coupon Payment Date. Further, even if the level of the Reference Asset is greater than the Barrier Level during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Barrier Level, the Payment at Maturity will be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

Change in the value of one Underlying may be offset by change in the value of the other Underlying.

A change in the value of one Underlying on the applicable Call Observation Date may not correlate with change in the value of the other Underlying. The value of one Underlying may increase, while the value of the other Underlying may not increase as much, or may even decrease. Therefore, in calculating the Observation Value of the Reference Asset as of the applicable Call Observation Date, increases in the value of one Underlying may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Underlying.

Changes that affect the Underlyings will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer concerning additions, deletions and substitutions of the constituents comprising the relevant Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in that Underlying may affect the value of that Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of that Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of the relevant Underlying. Furthermore, the index sponsor of the index underlying the index fund may suspend calculation or dissemination of the relevant index. Any such actions could affect the value of the Notes and the return on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

PS-8

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the relevant Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with non-U.S. companies.

The values of the EEM depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EEM and, as a result, the value of the Notes.

PS-9

Risks associated with emerging markets.

An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities held by the EEM are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

PS-10

ILLUSTRATIVE EXAMPLES

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Observation Value of the Reference Asset or the Official Closing Value of any Underlying on any Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000 Principal Amount of Notes and are based on the following terms:

Term:	3 years (unless earlier called)

Initial Value:	100

Buffer Level:	-10%

Call Premium:	8% per annum

Returns and Call Prices* on Call Observation Dates:

Call Observation Dates	Return	Call Price
September 15, 2014	8%	$1,080
September 15, 2015	16%	$1,160
September 14, 2016 (Final Valuation Date)	24%	$1,240

Example 1—The Reference Return is 10% on the first Call Observation Date – the Notes are called.

Because the Observation Value of the Reference Asset on the first Call Observation Date (expected to be September 15, 2014) is at or above the Initial Value, the Notes are automatically called at the applicable Call Price of $1,080 per Note, representing an 8% return on the Notes. As long as the Observation Value of the Reference Asset is at or above the Initial Value on any of the three Call Observation Dates, you will receive the applicable Call Price.

Example 2— The Reference Return is 10% on the Final Valuation Date – the Notes are called.

Because (i) the Observation Value of the Reference Asset on the first two Call Observation Dates is below the Initial Value and (ii) the Observation Value of the Reference Asset on the final Call Observation Date (which is also the Final Valuation Date) is above the Initial Value, the Notes are automatically called at the applicable Call Price of $1,240 per Note, representing a 24% return on the Notes.

Example 3— The Reference Return is negative on all three Call Observation Dates and the Reference Return on the Final Valuation Date is greater than or equal to the Buffer Level – the Notes are NOT called.

Because the Reference Return is negative on all three Call Observation Dates, the Notes are not automatically called. Furthermore, because the Reference Return on the Final Valuation Date is greater than or equal to the Buffer Level, you will receive the Principal Amount at maturity of $1,000 per Note (a return of zero percent).

Example 4— The Reference Return is negative on all three Call Observation Dates and the Reference Return on the Final Valuation Date is -60%, which is less than the Buffer Level – the Notes are NOT called.

Because the Reference Return is negative on all three Call Observation Dates, the Notes are not automatically called. Furthermore, because the Reference Return on the Final Valuation Date is less than the Buffer Level, the Principal Amount of your Notes is at risk and you will suffer a loss on the Notes of 50%. Expressed as a formula:

Payment at Maturity = $1,000 + [$1,000 × (-60.00% + 10%)] = $500

In this example, you would lose some of your Principal Amount at maturity.

If the Notes are not called and the Reference Return on the Final Valuation Date is less than the Buffer Level, you will be exposed to the decrease in the value of the Reference Asset and could lose up to 90% of your principal at maturity.

PS-11

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of September 13, 2013 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from September 13, 2008 through September 13, 2013. The closing level for the SPX on September 13, 2013 was 1,687.99. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on any Call Observation Date or on the Final Valuation Date.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’s only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PS-12

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of July 31, 2013, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from September 13, 2008 through September 13, 2013. The closing price for the EEM on September 13, 2013 was $41.16. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on any Call Observation Date or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

4/1/2008	6/30/2008	$52.42	$44.38	$45.14
7/1/2008	9/30/2008	$44.71	$30.84	$34.49
10/1/2008	12/31/2008	$34.25	$18.20	$24.94
1/2/2009	3/31/2009	$27.25	$19.85	$24.78
4/1/2009	6/30/2009	$34.84	$24.69	$32.19
7/1/2009	9/30/2009	$39.46	$30.21	$38.86
10/1/2009	12/31/2009	$42.47	$37.26	$41.46
1/4/2010	3/31/2010	$43.43	$34.98	$42.08
4/1/2010	6/30/2010	$43.98	$35.18	$37.29
7/1/2010	9/30/2010	$44.95	$36.73	$44.73
10/1/2010	12/31/2010	$48.58	$44.47	$47.60
1/3/2011	3/31/2011	$48.73	$44.24	$48.67
4/1/2011	6/30/2011	$50.41	$44.76	$47.58
7/1/2011	9/30/2011	$48.61	$34.69	$35.06
10/3/2011	12/30/2011	$43.20	$33.42	$37.93
1/3/2012	3/30/2012	$44.89	$38.20	$42.93
4/2/2012	6/29/2012	$43.74	$36.56	$39.18
7/2/2012	9/28/2012	$42.82	$37.14	$41.31
10/1/2012	12/31/2012	$44.42	$39.92	$44.35
1/2/2013	3/29/2013	$45.28	$41.72	$42.78
4/1/2013	6/28/2013	$44.26	$36.16	$38.57
7/1/2013*	9/13/2013*	$41.49	$36.98	$41.16

* This pricing supplement includes information for the third calendar quarter of 2013 for the period from July 1, 2013 through September 13, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

PS-13

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this pricing supplement except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Observation Component Value. If the Notes are called, the calculation agent will determine the Call Price based upon the Call Premium and the amount of time that the Notes have been outstanding through the date of acceleration. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Observation Component Value will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

PS-14

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”) included in the Reference Asset). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes linked to the Reference Asset will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note linked to the Reference Asset will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the relevant portion of the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

PS-15

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-16

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$2,755,000 Autocallable Notes

September 13, 2013

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-11
Information Relating to the Reference Asset	PS-12
Events of Default and Acceleration	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-14
U.S. Federal Income Tax Considerations	PS-15
Validity of the Notes	PS-16

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The iShares® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The iShares S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector iShares® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select iShares® Fund	S-47
The Health Care Select iShares® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60